Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

FAIRFAX FINANCIAL HOLDINGS LIMITED,

AND

TOWER GROUP INTERNATIONAL, LTD.

Dated as of June 2, 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

Section 9.10	Waiver of Jury Trial	28

Section 9.11	Waiver	28

Section 9.12	Headings	29

Section 9.13	Counterparts	29

Section 9.14	Schedules	29

Section 9.15	Further Assurances	29

Section 9.16	Payment	29

SCHEDULES AND EXHIBITS

Schedules

Schedule 2.01	Seller Representations and Warranties

Schedule 3.01	Buyer Representations and Warranties

Schedule 4.01(d)	Non-Cash Assets

Schedule 4.08	Retained Contracts

Exhibits

Exhibit A	Illustrative examples of the calculation of the Purchase Price

Exhibit B	Transition Services Agreement

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (as amended or supplemented from time to time, this “Agreement”), dated as of June 2, 2013, among Fairfax Financial Holdings Limited, a company organized under the laws of Canada (the “Seller”) and Tower Group International, Ltd., a company organized under the laws of Bermuda (the “Buyer”). Seller and Buyer are each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller is party to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”, and the merger contemplated thereby the “Merger”), by and among Fairfax Financial Holdings Limited, a company organized under the laws of Canada (“Parent”), Fairfax Bermuda Holdings Ltd., a Bermuda exempted company and an indirect wholly-owned subsidiary of Parent and American Safety Insurance Holdings, Ltd., a Bermuda exempted company (“ASI” or the “Company”);

WHEREAS, American Safety Reinsurance, Ltd. (“ASRE”) is engaged in the business of providing reinsurance solutions across a broad spectrum of casualty products and lines of business (such business, as currently operated by ASRE, the “Business”);

WHEREAS, conditional upon the consummation of the Merger contemplated by the Merger Agreement, Buyer desires to acquire from Seller and Seller desires to sell and cause ASI to sell to Buyer, all of the ordinary shares of ASRE (the “Shares”), on the terms and subject to the conditions set forth herein (the “Share Purchase”);

WHEREAS, Buyer and Seller acknowledge that Seller is relying upon Buyer’s obligations under this Agreement with respect to the Share Purchase at the Closing as a condition of Seller’s willingness to enter into the Merger Agreement and the Merger; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

SECTION 1.01 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall (either directly or indirectly through ASI) sell, convey, transfer and deliver, free and clean of all Liens, all of the Shares to Buyer, and Buyer shall purchase such Shares from Seller.

SECTION 1.02 Purchase Price. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall pay the Initial Purchase Price.

SECTION 1.03 Initial Purchase Price and Related Definitions.

(a) “Initial Purchase Price” means $58,600,000 (representing $50,000,000 for the tangible book value of ASRE, $5,000,000 for the intellectual capital of ASRE and $3,600,000 for an increase to the loss reserves to be made by ASI prior to the Closing Date).

(b) Purchase Price Calculation and Adjustment

(i) Within 90 days following the Closing Date, (i) Buyer shall deliver to Seller a statement (the “Final Closing Statement”), consisting of (x) a balance sheet of ASRE excluding any assets relating to the Retained Contracts, prepared as of the Closing Date in accordance with GAAP, consistently applied, in reasonable detail, and (y) a calculation of the Target Value, in each case, together with such information as is reasonably necessary for Seller to verify the Final Closing Statement, and the calculation of the amount, if any, payable pursuant to Section 1.03(b)(vi). Illustrative examples of the calculation of the Purchase Price are attached to this Agreement as Exhibit A.

(ii) The Final Closing Statement shall become final, binding and conclusive upon Seller and Buyer on the 30th day following Seller’s receipt of the Final Closing Statement unless prior to such 30th day the Seller delivers to Buyer a written notice (a “Dispute Notice”) stating that Seller believes the Final Closing Statement contains errors or was not prepared on the basis set forth in Section 1.03(b)(i) and specifying in reasonable detail each item that such receiving party disputes (a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting Seller’s positions.

(iii) If a Dispute Notice is delivered by Seller, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the 15-day period beginning on the date Buyer receives the Dispute Notice (the “Resolution Period”). If Buyer and Seller reach agreement with respect to any Disputed Items, Buyer shall revise the Final Closing Statement to reflect such agreement.

(iv) If Buyer and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant, provided that if Buyer and Seller do not appoint an Independent Accountant within ten days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a nationally recognized independent registered public accounting firm that has not had a material relationship with the Seller or Buyer within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer and Seller. Buyer and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.03, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant shall be final, binding and conclusive on Purchaser and Seller absent manifest error, and Buyer shall revise the Final Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by Buyer and Seller.

(vi) Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with the preparation and review of the Final Closing Statement or the Dispute Notices, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Final Closing Statement.

(vii) Within two Business Days after the Final Closing Statement is finalized pursuant to clause (ii), (iii) or (iv):

(i) if the book value (determined in accordance with GAAP) of ASRE as shown in the Final Closing Statement as finally determined exceeds the sum of (A) the Target Value plus (B) any Preliminary Excess, Buyer shall pay to Seller an amount equal to such excess; or

(ii) if the book value (determined in accordance with GAAP) of ASRE as shown in the Final Closing Statement as finally determined is less than the sum of (A) the Target Value plus (B) any Preliminary Excess, Seller shall pay to Buyer an amount equal to such shortfall.

(viii) Within five Business Days after the Closing Date, Buyer and Seller shall jointly determine in good faith, preliminarily, whether the book value of ASRE as of the Closing Date (determined in accordance with the principles to be used in preparing the Final Closing Statement) exceeds 110% of the Target Value (such excess, if any, the “Preliminary Excess”). Buyer shall pay any Preliminary Excess to Seller promptly, but no more than two Business Days after making such determination.

SECTION 1.04 Closing. The Closing shall take place at the offices of Torys LLP, 79 Wellington Street West, 30th Floor, Box 270, TD Centre, Toronto, M5K 1N2 Ontario, Canada, at 10:00 a.m. (Eastern time), on the second business day following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived or at such other time and place as the parties hereto may mutually agree in writing. The date on which the Closing actually occurs is called the “Closing Date”.

SECTION 1.05 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller (or, at Seller’s option, to any of its Affiliates, including ASI):

(a) the Initial Purchase Price by wire transfer of immediately available funds to an account notified to Buyer at least two (2) business days prior to the Closing;

(b) reasonable evidence that all material regulatory approvals, including any applicable competition law approvals, required to be obtained by Buyer, given or made by Buyer have been obtained, given or made;

(c) the certificate to be delivered pursuant to Section 6.03(b);

(d) an executed counterpart of the Transition Services Agreement; and

(e) such other customary instruments of transfer, assumptions, filings or documents as may be reasonably requested and required to give effect to this Agreement.

SECTION 1.06 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(a) share certificates representing the Shares together with a transfer instrument in the name of Buyer or its designee duly endorsed by the record holder of the Shares;

(b) a receipt for the Initial Purchase Price;

(c) reasonable evidence that all material regulatory approvals required to be obtained by Seller, given or made by Seller have been obtained, given or made;

(d) an executed counterpart of the Transition Services Agreement;

(e) the certificate to be delivered pursuant to Section 6.02(b);

(f) reasonable evidence that, as of Closing, ASRE has no Subsidiaries; and

(g) such other customary instruments of transfer, filings or documents as may be reasonably requested and required to give effect to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 2.01 Representations and Warranties of Seller. Seller hereby makes the representations and warranties set forth on Schedule 2.01 as of the dates set forth therein. Except for the representations and warranties contained in Schedule 2.01, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or ASI in connection with the transactions contemplated by this Agreement or otherwise. Buyer hereby covenants to make any reasonable changes to Schedule 2.01 necessary to conform to the final form of representations and warranties made by ASI in the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 3.01 Representations and Warranties of Buyer. Buyer hereby makes the representations and warranties set forth on Schedule 3.01 as of the dates set forth therein. Except for the representations and warranties contained in Schedule 3.01, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer in connection with the transactions contemplated by this Agreement or otherwise.

ARTICLE IV

COVENANTS

SECTION 4.01 Interim Period.

(a) Seller agrees that, to the extent relating to ASRE, its assets or the Business, Seller shall enforce the provisions of Section 5.01 of the Merger Agreement. In the event that Seller becomes aware of any failure of ASI to comply with the provisions of Section 5.01 of the Merger Agreement to the extent relating to ASRE and its assets, or the Business, Seller shall promptly notify Buyer of such failure, giving reasonable detail to the extent of Seller’s knowledge and shall not consent to any action taken by ASI or its Subsidiaries thereunder, to the extent such action relates to ASRE, its assets or the Business, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b) In the event that the Closing does not happen substantially simultaneously with the closing of the Merger, Seller shall comply with Section 5.01 of the Merger Agreement to the same extent that ASI is required to comply therewith prior to the Closing to the extent relating to ASRE, its assets or the Business.

(c) Seller agrees that, prior to Closing, all Subsidiaries of ASRE will be disposed of, such that ASRE will have no Subsidiaries at Closing.

(d) Seller agrees that prior to Closing, certain non-cash balance sheet assets, as set forth on Schedule 4.01(d) (the “Non-Cash Assets”) will be distributed out of ASRE as part of the Additional Pre-Closing Dividends, or if not so distributed, then such Non-Cash Assets will be converted to cash prior to Closing

(e) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of ASI or ASRE prior to the Closing. Prior to the Closing, ASI and ASRE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over ASI and ASRE’s operations.

SECTION 4.02 Access and Information.

(a) Seller agrees that it shall exercise its rights under Section 6.02 of the Merger Agreement, to the extent relating to ASRE, its assets or the Business, to procure access to information relating to ASRE, its assets and the Business for Buyer to the full extent permitted by Section 6.02 of the Merger Agreement. Buyer agrees that all information obtained by Buyer or its Representatives pursuant to this Section 4.02(a) shall be kept confidential in accordance with the confidentiality agreement, dated December 26, 2012 (the “Confidentiality Agreement”), between Seller and ASI, a copy of which has previously been provided to Buyer. No investigation pursuant to this Section 4.02(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. In the event that the Closing does not happen substantially simultaneously with the closing of the transactions contemplated by the Merger Agreement, Seller shall comply with Section 6.02 of the Merger Agreement to the same extent that ASI is required to comply therewith prior to the Closing.

(b) Seller shall use commercially reasonable efforts to deliver to Buyer originals or copies of all properties, books, ledgers, files, reports, plans, records, manuals, operating instructions and procedures and other materials (in any form or medium) of, or to the extent maintained with respect to, ASRE, its assets or the Business (“Books and Records” ”). To the extent not so delivered at Closing, Seller shall provide Buyer with (i) reasonable access during normal business hours and upon reasonable notice to any Books and Records and (ii) the right to make and retain copies of all Books and Records from and after Closing, and shall not destroy any such Books and Records without first affording Buyer an opportunity to take possession thereof.

(c) Seller shall use its reasonable best efforts to work with ASRE’s customers and other third parties who would have consent, termination or other similar rights under the terms of their relationship with ASRE (collectively “Third Parties”) as a result of the Merger or the transaction contemplated hereby to facilitate transition of the ownership of ASRE and to ensure continuity of the Business without any material interruption or impairment thereto. In furtherance of the foregoing, to the extent any Third Party would have any rights regarding ASRE or its relationship with ASRE as a result of the Merger or the transactions contemplated hereby, such as a right to consent to the transaction or the Merger, a right to terminate its relationship with ASRE or a right to seek any payment from ASRE as a result thereof, Seller shall seek and use its reasonable best efforts to obtain such consent or a waiver of such rights from such Third Party prior to the Closing, or if such consent or waiver cannot be obtained prior to the Closing despite Seller’s reasonable best efforts, as promptly as possible after the Closing. The covenant in this Section 4.02(c) shall not be construed to require the making of a payment by either Seller or Buyer to any person.

(d) From and after the date hereof until the Closing, the Seller shall promptly notify the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect of which it becomes aware that, individually or in the aggregate, (i) has a material adverse effect on ASRE, its assets or the Business; (ii) has resulted in or would, assuming that all representations and warranties hereunder are made both as of signing and as of the Closing, reasonably be expected to result in any such representation or warranty or covenant made by the Seller hereunder not being true and correct in any material respect or (iii) would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied, provided that the Buyer’s receipt of information pursuant to this Section 4.01(d) shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Seller in this Agreement.

(e) Following the Closing, upon Seller’s or ASI’s request and without necessity of subpoena or other legal process, Buyer will cause ASRE (and its successors) and its Representatives to cooperate with Seller and its Affiliates and their Representatives for purposes of permitting them to address and respond to any matters that arise as a result of, or otherwise relate to, ASI’s prior ownership of ASRE, whether or not related to this Agreement, including any claims made by or against Seller or any of its Affiliates, whether involving any Governmental Authority or third party and compliance with any Law. Such cooperation shall include (i) reasonable access during normal business hours and upon reasonable notice to any Books and Records (ii) assisting in connection with any legal proceeding, case, action or claim, including preparing for such matters through discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters.

(f) Buyer agrees to retain all Books and Records in existence on the Closing Date for a period of seven years after the Closing Date (and, with respect to all Books and Records related to Taxes for such longer period of time as may be required by applicable statutes of limitation). Prior to disposing of any Books and Records relating to the period prior to the Closing, Buyer will afford Seller an opportunity to take possession thereof.

SECTION 4.03 Indemnification; Directors’ and Officers’ Insurance.

(a) ASRE shall, and Buyer shall cause it to, honor and fulfill in all respects the obligations of ASRE under any and all indemnification agreements between ASRE and any of its respective present or former directors and officers (collectively, for purposes of this Section 4.03, the “Indemnified Parties”).

(b) For a period of six (6) years after the Closing, ASRE shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Closing (“Action”). ASRE will pay all expenses of each Indemnified Party in advance of the final disposition of any such Action to the fullest extent permitted by Law to advance such expenses upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation, (i) ASRE shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to ASRE, promptly after statements therefor are received, (ii) ASRE shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) ASRE shall cooperate in the defense of any such matter; provided, however, that ASRE shall not be liable for any settlement effected without ASRE’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 4.03(b) shall be in addition to any rights such person may have under the memorandum of association or the bye-laws or similar organizational documents of ASRE or any of its Subsidiaries, or under any Law or under any agreement of any Indemnified Party with ASRE or any of its Subsidiaries. Any Indemnified Party wishing to claim indemnification under this Section 4.03, upon learning of any such Action shall notify ASRE (but the failure so to notify ASRE shall not relieve ASRE from any liability which it may have under this Section 4.03 except to the extent such failure materially prejudices ASRE), and shall deliver to ASRE an undertaking of the kind described above. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) ASRE shall purchase, promptly following the Closing, a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by ASRE and its Subsidiaries (it being understood that the limit of coverage would be proportional to the respective assets of ASRE and ASI) with respect to matters arising on or before the Closing and covering the transactions contemplated by this Agreement; provided, however, that in no event shall ASRE be required pay more than 250% of the current annual premium paid by ASI for such insurance (the “Maximum Amount”); provided, further, that if ASRE is unable to obtain the insurance required by this Section 4.03(c) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount.

(d) In the event ASRE or any of its respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ASRE, as the case may be, shall succeed to the obligations set forth in this Section 4.03.

(e) Buyer shall cause ASRE to perform all of the obligations of ASRE under this Section 4.03.

SECTION 4.04 Employee Benefits Matters.

(a) From and after the Closing, Buyer shall cause ASRE to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of ASI and ASRE as in effect immediately prior to the Closing that are applicable to any current or former employees or directors of ASRE, including all severance agreements listed on Section 3.12(a) of the Company Disclosure Letter relating to the Merger Agreement, to the extent relating to Employees.

(b) Each employee of ASRE as of the Closing and each Transferring Employee of ASI as of the Closing hired by ASRE in accordance with Section 4.12 (each, an “Employee”) shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any applicable retirement plan, nonqualified deferred compensation plan or post-retirement welfare benefit plan) under any employee benefit plan, program or arrangement established or maintained by Buyer, ASRE under which each Employee may be eligible to participate on or after the Closing to the same extent recognized by ASRE under comparable Plans immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. Such plan, program or arrangement shall credit each such Employee for service accrued on or prior to the Closing with ASI, ASRE, any Subsidiary and all affiliates where service with the affiliate was credited under a comparable Plan of ASRE prior to the Closing.

(c) With respect to each “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA maintained, sponsored or contributed to by Buyer or ASRE (“Buyer Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Closing and to the extent coverage under the Buyer Welfare Plan is comparable to a Plan in which the Employee participated immediately prior to the Closing, Buyer and ASRE shall use commercially reasonable efforts to (a) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Buyer Welfare Benefit Plan to the same extent such conditions would not have been applicable under the terms of a comparable Plan, and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(d) Buyer shall be liable for any payment, vesting or other rights that accrue to any Employee under the terms of ASI’s and/or ASRE’s employee plans, programs, arrangements and contracts in connection with the Merger or the transactions contemplated by this Agreement, including pursuant to any provisions triggering payment, vesting or other rights upon a change in control or similar transaction or pursuant to any severance benefits that arise in connection with the Merger or the transactions contemplated by this Agreement or such Employee’s subsequent termination by Buyer or ASRE (collectively, the “Change in Control and Termination Payments”).

(e) For the avoidance of doubt, nothing contained in this Section 4.04(d) shall (i) require ASRE or Buyer to provide severance or other benefits at levels higher than those provided by the ASI or Company as of the date hereof, (ii) be treated as an amendment of any particular Plan, (iii) give any third party any right to enforce the provisions of this Section 4.04, (iv) obligate Buyer, ASRE or any of their affiliates to maintain any particular benefit plan or (v) restrict Buyer, ASRE or any of their affiliates from terminating the employment of any particular Employee for any reason at any time.

SECTION 4.05 Further Action.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, Permits and waivers, (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith and (iv) obtain all necessary consents, approvals or waivers from third parties. As promptly as practicable, but in any event no later than ten (10) business days, following the date of this Agreement, Buyer shall, with the full cooperation of Seller, prepare and file all requests for approval of the transactions contemplated by this Agreement with the applicable Governmental Authorities and shall use its reasonable best efforts to obtain all approvals required to be made under applicable Insurance Laws with respect all transactions contemplated by this Agreement. Each party hereto agrees to make, as promptly as practicable after the date of this Agreement its respective filings and notifications, if any, under any other applicable antitrust, competition or trade regulation Law, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition or trade regulation Law.

(b) Without limiting the generality of the foregoing, Buyer and Seller shall, and shall cause each of its Subsidiaries to, use their reasonable best efforts to eliminate each and every impediment under any antitrust, competition or trade regulation Law or Insurance Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Termination Date. Each of Buyer and Seller agrees to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date.

(c) Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement other than the approval of the Bermuda Monetary Authority with respect to any additional Pre-Closing Dividends and any approvals, if any, in connection with the transfer of the Retained Contracts and associated assets as contemplated by Section 4.08, including without limitation, promptly notifying the other parties hereto of any material communication it or any of its affiliates receives from any Governmental Authority and shall permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. The parties shall use commercially reasonable efforts not to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement without first consulting with the other party in advance and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate at such meeting, telephone call or discussion. Subject to applicable Laws regarding the exchange of information, the parties to this Agreement will (i) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and (ii) provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 4.06 Public Announcements. The initial press releases relating to this Agreement shall be separate press releases to be issued simultaneously, the text of which has been coordinated between Buyer and Seller. Thereafter, each of Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, except to the extent public disclosure is required by applicable Law, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

SECTION 4.07 Investigation by Buyer; No Knowledge of Misrepresentations or Omissions.

(a) Buyer agrees and acknowledges that Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of ASRE, which investigation, review and analysis was done by Buyer and its Representatives. Buyer agrees and acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of ASRE for such purpose. In entering into this Agreement, Buyer agrees and acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Seller, ASI, ASRE or their respective Subsidiaries, or their respective Representatives (except for the specific representations and warranties of Seller set forth in Article II).

(b) Buyer agrees and acknowledges that none of Seller, ASI, ASRE, any of their Subsidiaries or any of their respective Representatives, shareholders, Affiliates or controlling persons makes or has made any representation or warranty, either express or implied, as to ASRE or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding Seller, ASRE or any of its Subsidiaries (including materials furnished or made available by ASI in any data rooms, virtual data rooms, management presentations or in any other form) provided or made available to Buyer or its Representatives, Affiliates or controlling persons (except for the specific representations and warranties of Seller set forth in Article II), and neither Seller, ASI nor any of their respective Subsidiaries, Representatives, Affiliates or controlling persons shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Buyer or any other Person in any data rooms, virtual data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

(c) Without limiting the generality of the foregoing, in connection with Buyer’s investigation of ASRE, Buyer may have received from ASI and its Affiliates and/or

Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of ASRE and its Subsidiaries and certain business plan information of ASRE and its Subsidiaries. Buyer agrees and acknowledges that (1) there are uncertainties inherent in attempting to make such projections and other forecasts, actuarial reports and plans and accordingly is not relying on them, (2) Buyer is familiar with such uncertainties, (3) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and (4) Buyer shall have no claim against any Person with respect thereto.

SECTION 4.08 Retained Contracts. Prior to the Closing, Seller will cause ASI, at its own expense, to effect a transfer of all (i) reinsurance agreements set forth on Schedule 4.08 between ASRE and ASI and its Affiliates (the “Retained Contracts”) and (ii) any additional reinsurance agreements between ASRE and ASI and its Affiliates not set forth on Schedule 4.08 identified by Buyer after the date hereof, to an Affiliate of Seller through an assignment, novation, commutation or other legal mechanism in a form reasonably acceptable to Buyer. In connection with such assignment or novation, Seller will undertake a customary actuarial analysis of the Retained Contracts to determine the price that a third party would pay on an arms’-length basis for the assumption of the Retained Contracts (the “Consideration”) and ASRE will transfer cash, cash equivalents or readily marketable securities acceptable to Seller and Buyer in an amount equal to the Consideration to the Affiliate of Seller.

SECTION 4.09 Dividends. Notwithstanding anything to the contrary in this Agreement but subject to the approval of the Bermuda Monetary Authority (i) Seller shall use reasonable best efforts to cause ASI to obtain and pay the Initial Pre-Closing Dividends and any Additional Pre-Closing Dividends with effect prior to the Closing, (ii) Seller shall use reasonable best efforts to cause (x) Non-Cash Assets to be used to pay the Initial Pre-Closing Dividends or any Additional Pre-Closing Dividends or (y) such Non-Cash Assets to be converted to cash should ASRE not declare or pay the Initial Pre-Closing Dividends or any Additional Pre-Closing Dividends, and (iii) Seller shall have the obligation to withdraw all or a portion of the surplus capital of ASRE and its Subsidiaries prior to the Closing, such that the book value of ASRE determined in accordance with GAAP at the Closing is not less than $50,000,000. Taking into account the application of the provisions of Section 1.03, and notwithstanding the foregoing in this Section 4.09, payment of Initial Pre-Closing Dividends and any Additional Pre-Closing Dividends that inadvertently reduce the book value of ASRE below $50,000,000 shall not be deemed to be a breach of this covenant.

SECTION 4.10 Transition Services Agreement. Buyer and Seller shall negotiate in good faith and use reasonable best efforts to agree upon a transition services agreement substantially on the terms set forth on Exhibit A hereto (the “Transition Services Agreement”) no later than the Closing. Without limiting the foregoing, Seller will provide any transition services (of the type that have historically been provided by ASI (or its affiliates) to ASRE) that are reasonably requested by the Buyer in order to operate the Business in substantially the manner it is being conducted at the time of Closing, at Buyer’s cost.

SECTION 4.11 Expenses. Except as otherwise expressly provided herein, whether or not the transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

SECTION 4.12 Non-Solicitation and No-Hire of Employees.

(a) For a period of two years from the date hereof, Buyer agrees that it and its Affiliates will not, directly or indirectly, hire or solicit any employee of ASI and its Subsidiaries (other than ASRE), other than a person (i) who has not been an employee of ASI and its subsidiaries for at least 90 days, (ii) who was terminated by ASI and its Subsidiaries (other than ASRE); provided, that nothing in this Section 4.12 shall apply (i) to any employee who responds to general mass solicitations of employment not specifically directed toward employees of ASI and its Subsidiaries (other than ASRE ), which general solicitations are expressly permitted, (ii) persons who are referred to Buyer or its Affiliates by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed, directly or indirectly, by Buyer or its Affiliates to solicit any employee of ASI and its Subsidiaries (other than ASRE); or (iii) to any persons who seek an employment position with Buyer or its Affiliates absent solicitation by Buyer or its Affiliates. It is understood the Buyer and Seller have agreed or will agree in writing upon certain employees to whom Buyer may make employment offers notwithstanding this Section 4.12 (the “Transferring Employees”).

(b) For a period of two years from the date hereof, Seller agrees that it and its Affiliates will not, directly or indirectly, hire or solicit any employee of ASRE other than a person (i) who has not been an employee of any ASRE for at least 90 days and whom neither Seller nor any of its Affiliates, directly or indirectly solicited or (ii) who was terminated by ASRE; provided, that nothing in this Section 4.12 shall apply (i) to any employee who responds to general mass solicitations of employment not specifically directed toward employees of ASRE, which general solicitations are expressly permitted; (ii) to any persons who are referred to Seller or its Affiliates by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed, directly or indirectly, by Seller or its Affiliates to solicit any employee of ASRE and its Subsidiaries, or (iii) to any persons who seek an employment position with Seller or its Affiliates absent solicitation by Seller or its Affiliates.

SECTION 4.13 Reserves. Prior to or at the Closing, Seller will cause ASRE to book a $3,600,000 reserve strengthening in order to bring ASRE’s loss and loss expense reserves and premium and profit commission accruals to a level consistent with the central estimate of ultimate losses based on ASI’s March 31, 2013 actuarial review.

ARTICLE V

TAX MATTERS

SECTION 5.01 Responsibility for Taxes. Buyer shall bear and pay, reimburse, indemnify and hold harmless Seller and its Affiliates from and against all liabilities for Taxes of ASRE (other than Taxes described in Section 5.05 or Taxes allocated to Seller pursuant to Section 5.04), whether incurred (or otherwise attributable to Tax periods that close) prior to, on or after the Closing, for which any of Seller or its Affiliates (other than ASRE) is held liable. Seller shall bear and pay, reimburse, indemnify and hold harmless Buyer and its Affiliates from and against all liabilities for Taxes of ASI or its Affiliates (other than Taxes of ASRE or Taxes allocated to Buyer pursuant to Section 5.04), whether incurred (or otherwise attributable to Tax periods that close) prior to, on or after the Closing, for which any of Buyer or its Affiliates (including ASRE) is held liable.

SECTION 5.02 Tax Returns. From and after the Closing, Buyer shall be responsible for preparing and filing all Tax Returns relating to the business or assets of ASRE for all Tax periods, whether such Tax period closes prior to, on or after the Closing.

SECTION 5.03 Tax Contests. Buyer or Seller, as the case may be, shall notify the other party within twenty days after receipt by such party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes, could reasonably be expected to affect adversely the other party. Neither Buyer nor Seller shall, and neither Buyer nor Seller shall permit its Affiliates to, concede, settle or compromise a Tax matter (or portion thereof) under this Article V to the extent such concession, settlement or compromise could reasonably be expected to have a material adverse effect on the other party hereto or its Affiliates without the consent of such other party, which consent shall not be unreasonably withheld.

SECTION 5.04 Transfer Taxes. Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, Seller and Buyer each agree to be liable for and to pay 50% of any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon the sale of the Shares hereunder.

SECTION 5.05 Section 338 Elections. Notwithstanding anything to the contrary contained here, Seller may, in its sole discretion, choose to make an election for ASRE under Section 338(g) of the Code with respect to either (i) the acquisition of ASI by Seller (assuming that Seller causes an election for ASI under Section 338(g) to be made with respect to its acquisition of ASI) or (ii) the acquisition of ASRE by Buyer (each a “338 Election”). Buyer agrees that, if Seller chooses to make a 338 Election and instructs Buyer to make such 338 Election in writing at least 60 days before it is due, Buyer shall, to the extent permitted by law, cause such 338 Election to be made. Seller shall cooperate with Buyer in connection with the preparation and filing of any 338 Election. Seller shall bear and pay, reimburse, indemnify and hold harmless Buyer and ASRE from and against any and all Taxes arising from any 338 Election, determined on a “with and without” basis (other than any such Taxes taken into account on the Final Closing Statement as finally determined). If any 338 Election is made, the Final Closing Statement shall be determined without reference to any tax asset arising from such 338 Election. If Seller makes any indemnity payments to Buyer pursuant to this Section 5.05 and Buyer thereafter actually realizes a cash tax benefit as a result of any 338 Election (determined on a “with and without basis”), then Buyer shall pay to Seller the amount of such tax benefit promptly after it is actually realized, in a cumulative amount not to exceed the amount of indemnity payments received by Buyer pursuant to this Section 5.05.

SECTION 5.06 U.S. Trade or Business. From and after the date hereof and through the Closing, neither Seller nor its Affiliates shall cause ASRE to be or become engaged in a trade or business in the United States for purposes of US federal income tax purposes.

SECTION 5.07 Elections. Except as provided in Section 5.05, Seller shall not make or cause to be made any Tax elections with respect to ASRE.

SECTION 5.08 Tax Sharing Agreements. Prior to the Closing, Seller shall cause ASI and ASRE to terminate any tax sharing, indemnification or similar agreement between ASRE, on the one hand, and ASI and/or any Subsidiaries of ASI, on the other hand, such that ASRE shall have no further obligation thereunder from and after the Closing.

SECTION 5.09 Overlap. To the extent of any inconsistency between this Article V and Article VII, this Article V shall control as to Tax matters.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a) Consummation of the Merger. The Merger contemplated by Merger Agreement shall have been consummated.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Closing.

(c) Consents and Approvals. All material consents, approvals, non-disapprovals and other authorizations of any Governmental Authority necessary to effect the transactions contemplated by this Agreement, shall have been obtained.

SECTION 6.02 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Agreements and Covenants. Seller shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing provided that a breach of Section 4.02(d)(ii) shall only be a condition to the extent that the breaches of representations and warranties (assuming they were made as of the signing and as of closing) which Seller failed to disclose pursuant to Section 4.02(d) individually or in the aggregate would reasonably be expected to result in a failure of the condition set forth in Section 6.02(c)(ii) or (iii).

(b) Officer Certificate. Seller shall have delivered to Buyer a certificate, dated the date of the Closing, signed by a duly authorized officer of Seller, certifying as to the satisfaction of the conditions specified in Section 6.02(a).

(c) Representations and Warranties. (i) The representations and warranties of Seller contained in (a) Section 1.03 of Schedule 2.01 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (other than de minimis errors) and (b) Sections 1.0 and 1.04 of Schedule 2.01 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, in each case with the same force and effect as if made on and as of such date (except in the case of any such representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date); (ii) the representations and warranties of Seller contained in Sections 1.02, 1.05 and 1.20 contained in Schedule 2.01 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) except where the failure of such representations and warranties to be so true and correct would not constitute a material adverse effect on ASRE, its assets or the Business, as of the date hereof and as of the Closing Date (except in the case of any such representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date); and (iii) the following representations and warranties of Seller contained in Schedule 2.01 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) except where the failure of such representations and warranties to be so true and correct would not constitute a material adverse effect on ASRE, its assets or the Business, as of the date hereof (except in the case of any such representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date): Section 1.06, Section 1.07, Section 1.08, Section 1.09 Section 1.10, Section 1.11, Section 1.12, Section 1.13, Section 1.14, Section 1.15, Section 1.16, Section 1.17, Section 1.18, and Section 1.19.

SECTION 6.03 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b) Officer Certificate. Buyer shall have delivered to Seller a certificate, dated the date of the Closing, signed by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions specified in Section 6.03(a).

(c) Representations and Warranties. The representations and warranties of Buyer contained in Schedule 3.01 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any such representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date).

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

SECTION 7.01 Survival. None of the representations and warranties of Seller or Buyer set forth in this Agreement or any document delivered pursuant hereto shall survive the Closing.

SECTION 7.02 Indemnification by Buyer. (a) Buyer hereby agrees that from and after the Closing, it shall indemnify, defend and hold harmless each of Seller, its Affiliates, and its Representatives and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses (whether or not involving a Third Party Claim and, in the case of clause (i) below, excluding Taxes) to the extent arising out of or related to:

(i) the ownership or operation of the Business or ASRE or any of their respective assets excluding the Retained Contracts;

(ii) any breach of its covenants contained in this Agreement; or

(iii) any Change in Control and Termination Payments.

(b) Notwithstanding the foregoing, in no event shall the total amount required to be paid by Buyer pursuant to this Section 7.02 exceed the Purchase Price.

SECTION 7.03 Indemnification by ASI.

(a) Seller agrees that from and after the Closing it shall cause ASI to indemnify, defend and hold harmless Buyer (together with the Seller Indemnified Parties for purposes of this Article VII, each an “Indemnified Party”) from, against and in respect of any Losses (whether or not involving a Third Party Claim and, in the case of clause (i) below, excluding Taxes) to the extent arising out of or related to:

(i) the ownership or operation of ASI or its Subsidiaries (other than ASRE) or any of their respective business or assets;

(ii) the ownership or operation of ASRE’s Subsidiaries;

(iii) the Retained Contracts (except to the extent of any liability in respect of the Retained Contracts taken into account on the Final Closing Statement as finally determined); or

(iv) any breach of its covenants contained in this Agreement.

(b) Notwithstanding the foregoing, in no event shall the total amount required to be paid by Seller pursuant to this Section 7.03 exceed the Purchase Price.

SECTION 7.04 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying Party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 60 days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have twenty days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnified Party shall have reasonably concluded that representation of the Indemnified Party’s interests by the Indemnifying Party’s counsel would be inappropriate due to actual or potential differing interests between them and assumes the defense, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.04(c), in which case the Indemnifying Party shall pay the expenses of the Indemnified Party’s counsel. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 7.04(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

SECTION 7.05 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit.

SECTION 7.06 Effect of Waiver of Condition. No Indemnified Party’s right to indemnity pursuant to this Article VII shall be adversely affected by any waiver of a condition to Closing set forth in Article VI unless the terms of such waiver expressly foreclose such Indemnified Party’s right to indemnity with respect to the matter that is the subject of the waiver.

SECTION 7.07 Remedies. Following the Closing, the rights and remedies of Seller and Buyer under Article V and this Article VII shall be exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement (other than Section 8.02) or otherwise against each other with respect to any breach of the representations and warranties and covenants in this Agreement, and each of Seller and Buyer expressly waives to the fullest extent permissible under applicable Law or at equity any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law or at equity with respect to any breach of the representations and warranties and covenants in this Agreement. Notwithstanding the foregoing, the Parties shall have the right to specific performance of this Agreement, as set forth in Section 9.08.

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Seller;

(b) by either Buyer or Seller, upon termination of the Merger Agreement in accordance with its terms;

(c) by Buyer, if any of the conditions to Closing set forth in Section 6.01 or Section 6.02 are not capable of being fulfilled as of the Closing, so long as Buyer is acting in good faith and not in material breach of its obligations under this Agreement; or

(d) by Seller, upon written notice to Buyer, if any of the conditions to Closing set forth in Section 6.01 or Section 6.03 are not capable of being fulfilled as of the Closing, so long as Seller is acting in good faith and Seller is not in material breach of its respective obligations under this Agreement

(e) by Seller, upon written notice to Buyer if (i) all of the conditions set forth in Section 6.01 and Section 6.02 (other than conditions which are to be satisfied at the Closing) have been satisfied, (ii) Seller has irrevocably confirmed in writing that Seller is prepared and willing to consummate the Closing, and (iii) Buyer fails to consummate the Closing within two (2) business days following the date of such written notice.

SECTION 8.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.02 and Article IX.

(b) If Seller terminates this Agreement (i) pursuant to Section 8.01(d) and the conditions to Closing are not capable of being fulfilled as a result of Buyer’s material breach of this Agreement or (ii) pursuant to Section 8.01(e), then (x) Buyer shall pay to Seller promptly, but in no event later than two business days after the date of such termination, liquidated damages in the form of a termination fee of $2,000,000 and (y) Seller shall have the right (exercisable for 90 days after the date of termination) to require the Buyer to purchase the renewal rights to the in-force business of ASRE, on customary terms and conditions, for aggregate consideration of $8,600,000.

(c) If Buyer terminates this Agreement pursuant to Section 8.01(c) and the conditions to Closing are not capable of being fulfilled as a result of Seller’s material breach of this Agreement, then Seller shall pay to Buyer promptly, but in no event later than two business days after the date of such termination, liquidated damages in the form of a termination fee of $2,000,000.

(d) If this Agreement is terminated for any reason following satisfaction of the condition set forth in section 6.01(a) (other than as a consequence of a breach of this Agreement by Buyer), then Buyer shall have the option (exercisable for 90 days after the date of termination) to acquire the renewal rights to the in-force business of ASRE, on customary terms and conditions, for aggregate consideration of $8,600,000.

(e) If this Agreement is terminated pursuant to Section 8.01(b), and Seller receives the “Company Termination Fee” (as defined in the Merger Agreement) under the Merger Agreement, then Seller shall promptly pay to Buyer an amount equal to 19% of the Company Termination Fee.

(f) Nothing in this Section 8.02 shall relieve any party from liability for any material breach of this Agreement or bad faith conduct that occurred prior to, or in connection with, such termination.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

To Seller, as applicable:

Fairfax Financial Holdings Limited
95 Wellington Street West
Suite 800
Toronto ON,
Attn:	Paul Rivett

With a copy to (which shall not constitute notice to Seller):

Mile T. Kurta
Torys LLP
1114 Avenue of the Americas
23rd Floor
Telephone:	212.880.6363
Fascimile:	212.682.0200
Email: mkurta@torys.com

To Buyer:

Elliot S. Orol
Senior Vice President, General Counsel and Secretary
Tower Group International, Ltd.
Crown House 4 Par-la-Ville Road
Hamilton HM 08, Bermuda
Email: eorol@twrgrp.com

With copies to (which shall not constitute notice to Buyer):

Elliot S. Orol
Senior Vice President, General Counsel and Secretary
Tower Group Inc.
120 Broadway
31st Floor
New York, NY 10271
Telephone:	(212) 655-4001
Facsimile:	(212) 202-3987
Email: eorol@twrgrp.com

and

Nicholas F. Potter
Debevoise & Plimpton LLP
919 3rd Avenue
New York, NY 10022
Telephone:	(212) 909-6459
Facsimile:	(212) 521-7459
Email: nfpotter@debevoise.com

Any Party may change the address or the persons to whom notices or copies hereunder shall be directed by providing written notice to the other Parties of such change in accordance with this Section 9.01.

SECTION 9.02 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement, the following terms have the meanings set forth below:

“Additional Pre-Closing Dividends” means the aggregate amounts of any dividends other than the Initial Pre-Closing Dividend that may be declared by ASRE and paid to ASI prior to the Closing; it being understood that ASRE may not declare or pay Additional Pre-Closing Dividends in an amount that would cause the book value of ASRE, determined in accordance with GAAP, to be less than $50,000,000 without the prior written consent of Buyer. Notwithstanding the foregoing in this definition, payment of any Additional Pre-Closing Dividends that inadvertently reduce the book value of ASRE below $50,000,000 shall not be subject to the requirement of prior written consent of Buyer.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“ASRE Business” has the meaning set forth in the definition of Target Value.

“Bermuda Insurance Act” means the Bermuda Insurance Act 1978, as amended, and the regulations promulgated thereunder.

“Business” has the meaning set forth in the Recitals.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or Bermuda.

“Closing” means the consummation of the purchase and sale of the Shares as contemplated by this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body.

“Independent Accountant” means a nationally recognized independent registered accounting firm in the United States selected pursuant to Section 1.03(b)(v).

“Initial Pre-Closing Dividend” means $17,000,000, which is the amount of an initial pre-closing dividend in the amount of previously declared by ASRE and which shall be paid by ASRE to ASI prior to the Closing.

“Insurance Laws” means all applicable Laws regulating the business and products of insurance and all applicable Orders and directives of insurance regulatory authorities, including the Bermuda Insurance Act.

“Law” any federal, state, local or foreign law, statute, ordinance or common law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority.

“Liens” means any mortgages, liens or security interests, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer.

“Losses” means all damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Order” means with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Party” has the meaning set forth in the Preamble.

“Permits” means all licenses, permits, orders, certificates and other authorizations, approvals and consents required to be obtained from Government Entities in connection with the consummation of the transactions contemplated under this Agreement.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Purchase Price” means the Initial Purchase Price as adjusted pursuant to Section 1.03.

“Representatives” means, with respect to any Person, such person’s officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” of any person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Target Value” means $50,000,000 plus or minus (i) the underwriting results of ASRE (excluding the underwriting results of the business relating to the Retained Contracts from and after April 1, 2013, such non-excluded business, the “ASRE Business”, and also excluding the $3,600,000 charge to increase the loss reserves described in Section 1.03) from April 1, 2013 through and including the Closing Date and plus or minus (ii) investment income or loss of ASRE in respect of the ASRE Business (excluding, for the avoidance of doubt, investment income or loss from and after April 1, 2013 on assets that have been transferred to ASI or its Affiliates (other than ASRE) on or prior to the Closing Date) from April 1, 2013 through and including the Closing Date (each of the foregoing determined in accordance with GAAP, consistently applied).

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority, including: any and all federal, state, local and foreign income, gross receipts, license, workers’ compensation, unemployment compensation, excise, severance, stamp, occupation, premium, windfall or other profits, production, occupancy, environmental, customs duties, stock, franchise, profits, withholding, social security (or similar), disability, property, sales, use, transfer, registration, value added, gains, alternative or add-on minimum, estimated, or other similar taxes or assessments of any kind whatsoever; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

(b) The following terms have the meaning set forth in the Sections set forth below:

338 Election	Section 5.05
Action	Section 4.03(b)
Agreement	Preamble
ASI	Recitals
ASRE	Recitals
Books and Records	Section 4.02(b)
Business	Recitals
Buyer	Preamble
Buyer Welfare Benefit Plans	Section 4.04(c)
Change in Control and Termination Payments	Section 4.04(d)
Claim Notice	Section 7.04(a)
Closing Date	Section 1.04
Company	Recitals
Confidentiality Agreement	Section 4.02(a)
Dispute Item	Section 1.03(b)
Dispute Notice	Section 1.03(b)
Employee	Section 4.04(b)
Final Closing Statement	Section 1.03(b)
Indemnified Parties	Section 4.03(a)

Indemnified Party	Section 7.03(a)
Indemnifying Party	Section 7.04(a)
Initial Purchase Price	Section 1.03(a)
Material Adverse Effect	Schedule 2.01
Maximum Amount	Section 4.03(c)
Merger	Recitals
Merger Agreement	Recitals
Non-Cash Assets	Section 4.01(d)
Notice Period	Section 7.04(a)
Parent	Recitals
Parties	Preamble
Preliminary Excess	Section 1.03(b)
Resolution Period	Section 1.03(b)
Retained Contracts	Section 4.08
Seller	Preamble
Seller Indemnified Parties	Section 7.02
Share Purchase	Recitals
Shares	Recitals
Third Parties	Section 4.02(c)
Third Party Claim	Section 7.04(a)
Transition Services Agreement	Section 4.10
Unresolved Items	Section 1.03(b)

(c) Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

(d) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Buyer and Seller each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither any party nor ASI nor any of their respective Subsidiaries or Representatives makes, none of them has made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement, (b) no person has been authorized by any party nor ASI nor any of their respective Subsidiaries or Representatives to make any representation or warranty relating to such party or ASI or its Subsidiaries or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party are not and shall not be deemed to be or to include representations or warranties whatsoever.

SECTION 9.06 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that the parties may assign all or any of their rights and obligations hereunder to any of their direct or indirect wholly-owned subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.03 and the rights of Indemnified Persons under Article VII (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.08 Remedies; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.02) to seek and obtain (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Buyer or Seller is obligated to consummate the Closing and the Closing has not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement), each party expressly acknowledges and agrees that the other party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and that such other shall be entitled to enforce specifically the other’s obligation to consummate the Closing. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that Buyer shall not be entitled to enforce specifically the obligations of Seller to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 6.01 and Section 6.03 shall have been satisfied or waived. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that Seller shall not be entitled to enforce specifically the obligations of Buyer to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied or waived. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 9.09 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of Delaware without regard to the conflicts of Law rules thereof.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in Delaware and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.14 Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall not be deemed to constitute an admission by Seller, ASI or Buyer, as the case may be, or to otherwise imply that any such matter is material for the purposes of this Agreement unless the inclusion of such matter in such Schedule is specifically responsive to a requirement to disclose material matters.

SECTION 9.15 Further Assurances. From time to time, as and when requested by any party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, provided that such further or other actions are consistent with the terms of this Agreement.

SECTION 9.16 Payment. Any amounts required to be paid under this Agreement shall be paid without any set-off or counterclaim.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Vice President

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ James E. Roberts
	Name:	James E. Roberts
	Title:	Senior Vice President